Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2011 THIRD QUARTER RESULTS

Third Quarter 2011 Highlights

•      Sales of $351.8 million were 19.5% higher than last year (17.3% in constant currency) led again by strong Commercial Aerospace sales (up 31.2% in constant currency).

•      Net income was $32.2 million, $0.32 diluted EPS ($0.34 adjusted diluted EPS, see Table C), versus $15.6 million, $0.16 diluted EPS ($0.20 adjusted diluted EPS last year).

•      2011 adjusted diluted EPS guidance increased to a range of $1.18 to $1.23 (from $1.05 - $1.12) and sales increased to a range of $1,375 million to $1,400 million.

	Quarter Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In millions, except per share data)	2011	2010	Change	2011	2010	Change

Net Sales	$351.8	$294.5	19.5%	$1,037.1	$862.6	20.2%
Net sales change in constant currency			17.3%			18.1%
Operating Income	46.0	34.5	33.3%	142.6	98.8	44.3%
Net Income	32.2	15.6	106%	96.0	54.5	76%
Diluted net income per common share	$0.32	$0.16	100%	$0.95	$0.55	73%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$48.7	$34.5	41.1%	$139.6	$102.3	36.5%
As a % of sales	13.8%	11.7%		13.5%	11.9%
Adjusted Net Income (table C)	34.0	19.9	71%	91.2	57.5	59%
Adjusted diluted net income per share	$0.34	$0.20	70%	$0.91	$0.58	57%

STAMFORD, CT. October 24, 2011 — Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2011.  Net sales during the quarter were $351.8 million, 19.5% higher than the $294.5 million reported for the third quarter of 2010.  Operating income for the period was $46.0 million, compared to $34.5 million last year.  Net income for the third quarter of 2011 was $32.2 million, or $0.32 diluted earnings per share, compared to $15.6 million or $0.16 diluted earnings per share in 2010.  Excluding the items in Table C, adjusted diluted net income for the third quarter of 2011 was $0.34 per share compared to $0.20 per share in the third quarter of 2010.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter that exceeded our expectations.  For the quarter, we had a 31.6% increase in commercial aerospace sales, driven by increased airplane build rates, the ramp-up of new programs and restocking by our customers.  Solid gross margin performance coupled with our cost control efforts resulted in a 13.8% adjusted operating margin.  Add the strong operating performance to the benefits of a lower tax rate this quarter and we achieved a 70% increase in adjusted diluted EPS compared to last year.  Based on these favorable year-to-date results and our current outlook for the remainder of the year, we are increasing 2011 adjusted diluted EPS guidance to $1.18 - $1.23 (from $1.05 - $1.12).  We are also raising our sales guidance for the year to $1,375 million - $1,400 million (from $1,325 million - $1,375 million).”

Looking ahead, Mr. Berges said, “With year-to-date commercial aerospace sales up 29%, our outlook for this market has strengthened significantly in recent quarters. The A380, B787 and B747-8 are each now ramping up simultaneously and legacy aircraft build rate increases have been announced by Boeing and Airbus.  In addition, two re-engined narrow-body programs (A320neo and B737 MAX) will increase Hexcel content on the highest volume aircraft sooner than an all-new aircraft would have. As a result, we are working to pull forward our capital investments to support higher demand.  We anticipate providing further 2012 guidance in December, after we have concluded our planning cycle, but we expect to exceed the $200 million top end of our prior capital expenditure range for 2012.”

Markets

Commercial Aerospace

•      Commercial Aerospace sales of $207.4 million increased 31.6% (31.2% in constant currency) for the quarter as compared to the third quarter 2010.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 35% versus the same period last year and continue to comprise more than 25% of our total Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter were up over 25% compared to the third quarter of 2010 as we see the additional demand for upcoming line-rate increases.

•      Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were up over 30% for both the quarter and year to date compared to the same periods last year, maintaining their improved level of the first two quarters of 2011.

Space & Defense

•      Space & Defense sales of $80.9 million were 8.7% higher (7.4% in constant currency) than the third quarter of 2010.  We continue to benefit from rotorcraft related growth as new programs and blade retrofit programs are increasingly composites based.

Industrial

•      Total Industrial sales of $63.5 million for the third quarter of 2011 were 1.6% higher (4.5% lower in constant currency) than the third quarter of 2010.  Wind sales were down modestly in constant currency from the third quarter of 2010, but up more than 10% from the second quarter of 2011.  This was the third straight quarter of sequential growth for wind sales.

Operations

•      Gross margin was 24.6% of net sales for the quarter as compared to 23.9% in the third quarter of 2010 due to good leverage on the strong sales volume. Despite the typical summer seasonal schedules, third quarter of 2011 sales were almost the same level as the second quarter of 2011 for the first time in recent history. On a constant currency basis, selling, general and administrative expenses were about 2% higher than last year helping us achieve adjusted operating income of 13.8% for the quarter compared to 11.7% for the third quarter of 2010.

Tax

•      The tax provision was $12.0 million for the third quarter of 2011, an effective tax rate of 27.4%.  The current quarter benefited from both the reduction in our estimated tax rate for the year from 31.8% to 31%, and the release of $1.0 million of reserves for uncertain tax positions.  Last year’s third quarter tax provision was $6.8 million, a 30.4% effective tax rate.

Cash and other

•      Free cash flow for the first nine months of 2011 was $11.5 million versus $37.6 million in 2010, as higher earnings were offset by increased capital spending.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of September 30, 2011 was $200.4 million, a decrease of $14.6 million from December 31, 2010.  Our accrual based capital expenditures were $104.3 million for the first nine months of 2011, and we now expect these expenditures for 2011 to be at the high end of our $150 million - $175 million range for the year as we accelerate our expansion programs.

•      Interest expense for the third quarter was $2.2 million compared to $5.3 million last year.  The decrease primarily reflects the lower borrowing rate as a result of the July 2010 refinancing and the February 1, 2011 bond redemption, as well as lower outstanding debt.

•      The third quarter of 2011 results include a pre-tax charge of $2.7 million for additional environmental reserves (recorded in other operating expense) primarily to remediate our former Lodi, New Jersey manufacturing facility sold in 1986.  We had expected to substantially complete the remediation by the end of this year, but severe regional flooding, particularly from hurricane Irene, has extended the completion date to next year and increased the remediation costs.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 25, 2011 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2452 and the confirmation code is 4985717.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; the magnitude and timing of capital expenditures in relation to market demand; and the impact of the above factors on our expectations of 2011 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2011	2010	2011	2010
Net sales	$351.8	$294.5	$1,037.1	$862.6
Cost of sales	265.3	224.0	780.6	647.6

Gross margin	86.5	70.5	256.5	215.0
% Gross margin	24.6%	23.9%	24.7%	24.9%

Selling, general and administrative expenses	29.9	28.7	92.5	89.7
Research and technology expenses	7.9	7.3	24.4	23.0
Other operating (income) expense (a)	2.7	—	(3.0)	3.5

Operating income	46.0	34.5	142.6	98.8

Interest expense, net	2.2	5.3	9.3	19.0
Non-operating expense (b)	—	6.8	4.9	6.8

Income before income taxes and equity in earnings from affiliated companies	43.8	22.4	128.4	73.0
Provision for income taxes (c)	12.0	6.8	33.5	18.9

Income before equity in earnings from affiliated companies	31.8	15.6	94.9	54.1
Equity in earnings from affiliated companies	0.4	—	1.1	0.4

Net income	$32.2	$15.6	$96.0	$54.5

Basic net income per common share:	$0.33	$0.16	$0.97	$0.56

Diluted net income per common share:	$0.32	$0.16	$0.95	$0.55

Weighted-average common shares:

Basic	99.0	97.7	98.6	97.6
Diluted	101.1	100.0	100.7	99.9

(a)   Other operating expense for the third quarter of 2011 and the nine months ended September 30, 2010 includes an increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986 for $2.7 million and $3.5 million, respectively. Other operating income for the nine months ended September 30, 2011 also includes a $5.7 million benefit from the curtailment of a pension plan.

(b)   Non-operating expense for the nine months ended September 30, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.  The $6.8 million non-operating expense in the third quarter 2010 reflects the accelerated amortization of deferred financing costs as a result of the refinancing of our Senior Secured Credit Facility.

(c)   Provision for income taxes for the nine months ended September 30, 2011 includes a release of $5.5 million of reserves in the second quarter primarily for uncertain tax positions as a result of an audit settlement. Provision for income taxes for the nine months ended September 30, 2010 includes $3.5 million of New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$48.4	$117.2
Accounts receivable, net	208.5	173.9
Inventories, net	213.3	169.9
Prepaid expenses and other current assets	59.8	36.7
Total current assets	530.0	497.7

Property, plant and equipment	1,170.3	1,063.9
Less accumulated depreciation	(506.3)	(465.6)
Property, plant and equipment, net	664.0	598.3

Goodwill and other intangible assets, net	57.7	56.2
Investments in affiliated companies	21.9	19.9
Deferred tax assets	29.9	63.6
Other assets	17.6	22.4
Total assets	$1,321.1	$1,258.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$11.9	$27.6
Accounts payable	113.9	83.0
Accrued liabilities	94.9	95.3
Total current liabilities	220.7	205.9

Long-term notes payable and capital lease obligations	236.9	304.6
Other non-current liabilities	74.2	88.2
Total liabilities	531.8	598.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 100.4 shares issued at September 30, 2011 and 99.5 shares issued at December 31, 2010	1.0	1.0
Additional paid-in capital	579.9	552.3
Retained earnings	244.4	148.4
Accumulated other comprehensive loss	(9.2)	(15.1)
	816.1	686.6
Less — Treasury stock, at cost, 2.0 shares and 2.2 shares at September 30, 2011 and December 31, 2010, respectively	(26.8)	(27.2)
Total stockholders’ equity	789.3	659.4
Total liabilities and stockholders’ equity	$1,321.1	$1,258.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended September 30,
(In millions)	2011	2010

Cash flows from operating activities
Net income	$96.0	$54.5

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	41.6	39.3
Amortization of debt discount and deferred financing costs and call premium expense	6.4	9.8
Deferred income taxes	27.4	8.9
Equity in earnings from affiliated companies	(1.1)	(0.4)
Share-based compensation	11.3	10.5
Pension curtailment gain	(5.7)	—
Excess tax benefits on share-based compensation	(3.7)	(0.8)

Changes in assets and liabilities:
Increase in accounts receivable	(31.8)	(28.7)
Increase in inventories	(41.8)	(42.5)
Increase in prepaid expenses and other current assets	(2.0)	(0.3)
Increase in accounts payable/accrued liabilities	18.4	27.2
Other — net	(4.0)	(8.7)
Net cash provided by operating activities (a)	111.0	68.8

Cash flows from investing activities
Capital expenditures (b)	(99.5)	(31.2)
Settlement of foreign currency hedge	(5.2)	—
Net cash used for investing activities	(104.7)	(31.2)

Cash flows from financing activities
Borrowings from senior secured credit facility	135.0	—
Repayment of 6.75% senior subordinated notes	(150.0)	—
Repayment of senior secured credit facility	(61.0)	—
Repayment of senior secured credit facility — term loan	(3.8)	(1.3)
Call premium payment for 6.75% senior subordinated notes	(3.4)	—
(Repayments) borrowings from credit line	(3.3)	1.9
Repayments of capital lease obligations and other debt, net	(0.3)	(0.2)
Borrowings from senior secured credit facility — new and former term B loan	—	100.0
Repayment of senior secured credit facility — former term loans	—	(164.1)
Issuance costs related to new Senior Secured Credit Facility	—	(3.7)
Activity under stock plans	9.1	1.2
Net cash (used in) financing activities	(77.7)	(66.2)

Effect of exchange rate changes on cash and cash equivalents	2.6	(3.0)
Net decrease in cash and cash equivalents	(68.8)	(31.6)
Cash and cash equivalents at beginning of period	117.2	110.1
Cash and cash equivalents at end of period	$48.4	$78.5

Supplemental Data:
Free cash flow (a)+(b)	$11.5	$37.6
Accrual basis additions to property, plant and equipment	$104.3	$24.1

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended September 30, 2011 and 2010	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)	2011	2010	B/(W) %	FX Effect (b)	2010	B/(W) %
Market Segment
Commercial Aerospace	$207.4	$157.6	31.6	$0.5	$158.1	31.2
Space & Defense	80.9	74.4	8.7	0.9	75.3	7.4
Industrial	63.5	62.5	1.6	4.0	66.5	(4.5)
Consolidated Total	$351.8	$294.5	19.5	$5.4	$299.9	17.3

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	59.0	53.5	52.7
Space & Defense	23.0	25.3	25.1
Industrial	18.0	21.2	22.2
Consolidated Total	100.0	100.0	100.0

Nine Months Ended September 30, 2011 and 2010	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)	2011	2010	B/(W) %	FX Effect (b)	2010	B/(W) %
Market Segment
Commercial Aerospace	$612.8	$470.6	30.2	$3.5	$474.1	29.3
Space & Defense	242.3	226.3	7.1	2.9	229.2	5.7
Industrial	182.0	165.7	9.8	9.5	175.2	3.9
Consolidated Total	$1,037.1	$862.6	20.2	$15.9	$878.5	18.1

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	59.1	54.6	54.0
Space & Defense	23.4	26.2	26.1
Industrial	17.5	19.2	19.9
Consolidated Total	100.0	100.0	100.0

(a)          To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2010 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2011 and are referred to as “constant currency” sales.

(b)        FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Third Quarter 2011
Net sales to external customers	$262.4	$89.4	$—	$351.8
Intersegment sales	14.6	0.3	(14.9)	—
Total sales	277.0	89.7	(14.9)	351.8

Operating income (loss) (b)	45.1	16.2	(15.3)	46.0
% Operating margin	16.3%	18.1%		13.1%

Other operating expense	—	—	2.7	2.7
Depreciation and amortization	12.5	1.1	0.1	13.7
Stock-based compensation expense	0.9	0.5	1.1	2.5
Accrual based additions to capital expenditures	46.5	2.2	0.5	49.2

Third Quarter 2010
Net sales to external customers	$224.6	$69.9	$—	$294.5
Intersegment sales	9.8	—	(9.8)	—
Total sales	234.4	69.9	(9.8)	294.5

Operating income (loss)	34.3	11.9	(11.7)	34.5
% Operating margin	14.6%	17.0%		11.7%

Depreciation and amortization	12.6	1.0	0.1	13.7
Stock-based compensation expense	0.8	0.1	1.3	2.2
Accrual based additions to capital expenditures	9.6	0.8	—	10.4

First Nine Months 2011
Net sales to external customers	$795.5	$241.6	$—	$1,037.1
Intersegment sales	42.4	0.8	(43.2)	—
Total sales	837.9	242.4	(43.2)	1.037.1

Operating income (loss) (b)	143.4	40.6	(41.4)	142.6
% Operating margin	17.1%	16.7%		13.7%

Other operating (income) expense	(5.7)	—	2.7	(3.0)
Depreciation and amortization	38.2	3.2	0.2	41.6
Stock-based compensation expense	3.4	0.9	7.0	11.3
Accrual based additions to capital expenditures	99.2	4.6	0.5	104.3

First Nine Months 2010
Net sales to external customers	$663.9	$198.7	$—	$862.6
Intersegment sales	30.2	0.3	(30.5)	—
Total sales	694.1	199.0	(30.5)	862.6

Operating income (loss) (b)	107.6	33.9	(42.7)	98.8
% Operating margin	15.5%	17.0%		11.5%

Other operating expense	—	—	3.5	3.5
Depreciation and amortization	36.2	2.9	0.2	39.3
Stock-based compensation expense	3.5	0.6	6.4	10.5
Accrual based additions to capital expenditures	22.6	1.4	0.1	24.1

(a)          We do not allocate corporate expenses to the operating segments.

(b)         The third quarter of 2011 and the first nine months of 2010 Corporate and Other include $2.7 million and $3.5 million, respectively, of charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986. The first nine months 2011 Composite Materials operating income includes a $5.7 million benefit from the curtailment of a pension plan.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
GAAP operating income	$46.0	34.5	$142.6	$98.8
- Other operating (income) expense (a)	2.7	—	(3.0)	3.5
Adjusted Operating Income	$48.7	34.5	$139.6	$102.3
% of Net Sales	13.8%	11.7%	13.5%	11.9%
- Stock Compensation Expense	$2.5	2.2	$11.3	$10.5
- Depreciation and Amortization	13.7	13.7	41.6	39.3
Adjusted EBITDA	$64.9	50.4	$192.5	$152.1

	Unaudited
	Quarter Ended September 30,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$32.2	$0.32	$15.6	$0.16
- Other operating expense (net of tax) (a)	1.8	0.02	—	—
- Non-operating expense (net of tax) (b)	—	—	4.3	0.04
Adjusted net income	$34.0	$0.34	$19.9	$0.20

	Unaudited
	Nine Months Ended September 30,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$96.0	$0.95	$54.5	$0.55
- Other operating (income) expense (net of tax) (a)	(2.3)	(0.02)	2.2	0.02
- Non-operating expense (net of tax) (b)	3.0	0.03	4.3	0.04
- Benefit from tax audit settlement (c)	(5.5)	(0.05)	—	—
- Tax credits for capital investments in wind energy facility (d)	—	—	(3.5)	(0.04)
Adjusted net income	$91.2	$0.91	$57.5	$0.58

(a)          Other operating expense for the third quarter of 2011 and the first nine months of 2010 include $2.7 million and $3.5 million, respectively, of charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986. Other operating income for the first nine months of 2011 includes a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense for the nine months ended September 30, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.  Non-operating expense for the third quarter and nine months ended September 30, 2010 is the acceleration of deferred financing costs due to the refinancing of the Senior Secured Credit Facility.

(c)          Tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

(d)         New Clean Energy Manufacturing Tax Credits included in the nine month period of 2010 were for qualifying capital investments made in our U.S. wind energy facility in 2009.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2011	2011	2010
Notes payable and current maturities of capital lease obligations	$11.9	$9.3	$27.6
Long-term notes payable and capital lease obligations	236.9	242.1	304.6
Total Debt	248.8	251.4	332.2
Less: Cash and cash equivalents	(48.4)	(55.9)	(117.2)
Total debt, net of cash	$200.4	$195.5	$215.0